Exhibit 99.2

FOR IMMEDIATE RELEASE

April 25, 2013

Contact:

Anthony J. Restel, Senior Executive Vice President (504) 310-7317

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Earnings Enhancement Update

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 126-year-old IBERIABANK (www.iberiabank.com), provided an update regarding the ongoing effort to improve operating results of the Company. The Company has identified and is currently executing upon more than 40 expense reduction and revenue enhancing initiatives that, fully implemented, are expected to result in estimated annual incremental run-rate benefits of approximately $20.7 million on a pre-tax basis. Total costs to implement these initiatives are estimated to be approximately $3.9 million and are expected to be incurred in 2013.

Daryl G. Byrd, President and Chief Executive Officer, commented, “Our Company has experienced strong growth over the last 14 years with exceptional financial performance. Evolving changes in the banking industry, client needs, and our delivery channels combined with the challenges of the sustained low interest rate environment led to our drive for consolidation and efficiency opportunities. This has been an ongoing effort which we commenced in the second quarter of last year. It will continue to be a focus of our Company, as we improve long-term shareholder value. We will provide the investment community, on a quarterly basis, status reports regarding the progress toward achieving our stated initiatives and the associated implementation costs and benefits.”

Byrd continued, “We are pleased with our ongoing progress and the teamwork exhibited by our associates in this endeavor. Using internal resources, we identified clearly achievable financial improvement opportunities and are executing upon those initiatives. We recognize the importance of continuously improving all aspects of our business in this competitive operating environment, including improved operating efficiencies, optimal product pricing that is fair to clients, and best-in-class client service.”

Projected expense savings for the identified initiatives account for approximately 92% of the estimated financial benefits, with the remaining 8% of benefits achieved through revenue enhancements. Expense reduction initiatives include the following:

•	closure or consolidation of nine branch offices;

•	renegotiated contract costs;

•	salary and benefit savings; and

•	reduced expenses in:

•	business travel;

•	occupancy and equipment;

•	telephone;

•	consulting and professional services;

•	information technology; and

•	other noninterest expense categories.

Revenue enhancement initiatives include incremental mortgage origination income and gains on sale of mortgage loans, targeted service fee income, and other noninterest revenue items. Approximately 19% of these initiatives, which represented 29% of the estimated financial benefits, were implemented in April 2013.

Based on the currently projected completion dates of the initiatives, the Company estimates approximately $2.1 million in financial benefits should be achieved during the second quarter of 2013. Implementation costs totaling $2.8 million are expected to be incurred in the second quarter (equal to 76% of the total implementation cost), substantially offsetting financial benefits expected in that quarter. In the remaining six months of 2013, the pre-tax financial benefits are projected to total approximately $8.5 million on a pre-tax basis with incremental costs to implement the programs totaling pre-tax $1.1 million. No additional implementation costs associated with these initiatives are currently forecasted after year-end 2013. Thereafter, the Company estimates incremental aggregate pre-tax benefits in 2014 and beyond equal to approximately $20.7 million per year.

Summary Estimated Financial Impact

($ in thousands)	Quarterly Impact:					Impact to Full Year
	2Q13	3Q13	4Q13	1Q14	Thereafter	2013	2014	2015
Expense Reductions:
Branch closings	$585	$585	$1,045	$1,045	$1,045	$2,215	$4,178	$4,178
Contracts	123	397	528	683	683	1,048	2,732	2,732
Marketing & Technology	63	190	369	369	369	622	1,476	1,476
Other expense	305	565	569	569	569	1,438	2,277	2,277
Salary & benefits	1,056	1,628	2,018	2,078	2,078	4,702	8,310	8,310

Total expense reductions	$2,131	$3,364	$4,529	$4,743	$4,743	$10,024	$18,973	$18,973
Revenue improvements	—	213	422	422	422	634	1,688	1,688

Total earnings enhancement	$2,131	$3,577	$4,951	$5,165	$5,165	$10,659	$20,661	$20,661
Implementation cost	(2,811)	(811)	(242)	—	—	(3,863)	—	—

Net Benefit	($679)	$2,766	$4,709	$5,165	$5,165	$6,796	$20,661	$20,661

IBERIABANK Corporation

IBERIABANK Corporation is a financial holding company with total assets of nearly $13 billion at March 31, 2013. The Company serves clients through 276 combined offices, including 181 bank branch offices and two LPOs in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 21 title insurance offices in Arkansas and Louisiana, mortgage representatives in 62 locations in 12 states, nine locations with representatives of IBERIA Wealth Advisors in four states, and one IBERIA Capital Partners, L.L.C. office in New Orleans.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $1.5 billion, based on the NASDAQ closing stock price on April 25, 2013.

Conference Call

In association with this press release and the first quarter earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed and projected earnings enhancements. The telephone conference call will be held on Friday, April 26, 2013, beginning at 8:00 a.m. Central Time by dialing

1-800-288-8968. The confirmation code for the call is 290483. A replay of the call will be available until midnight Central Time on May 3, 2013 by dialing 1-800-475-6701. The confirmation code for the replay is 290483. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Forward Looking Statements

To the extent that statements in this press release and the accompanying PowerPoint presentation relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the level of market volatility, our ability to execute our growth strategy, including the availability of future FDIC-assisted failed bank opportunities, unanticipated losses related to the integration of, and refinements to purchase accounting adjustments for, acquired businesses and assets and assumed liabilities in these transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in acquisitions, actual results deviating from the Company’s current estimates and assumptions of timing and amounts of cash flows, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets and economic conditions in these markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational systems or infrastructure and those of third-party providers of those services, hurricanes and other adverse weather events, the modest trading volume of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website, http://www.sec.gov, and at the Company’s website, http://www.iberiabank.com, under the heading “Investor Information.” All information in this release and the accompanying PowerPoint presentation is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding

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